AMENDMENT NO. 8 TO LOAN AGREEMENT

EIGHTH AMENDMENT AGREEMENT (this "Amendment"), made as of March 13, 2003, between:

AMSOUTH BANK, an Alabama banking corporation (the "Bank"), with an office at 350 Park Avenue, New York, New York 10022, and CHYRON CORPORATION, a New York corporation (the "Borrower"), with its principal place of business at 5 Hub Drive, Melville, New York 11747.

WITNESSETH:

WHEREAS:

(A) The Bank and the Borrower entered into a loan agreement, dated as of March 29, 1999, pursuant to which the Bank made available to the Borrower a total credit facility of up to Twelve Million Dollars ($12,000,000) (such agreement, as amended by the amendments described below, referred to hereinafter collectively as the Loan Agreement");

(B) A letter amendment dated November 8, 2000 was signed by and between the Bank and the Borrower, which, among other things, amended Section 7.3 of the Loan Agreement to add a new Section 7.3(iv) with the former Section 7.3(iv) becoming new Section 7.3(v);

(C) An amendment dated March 26, 2001 was signed by and between the Bank and the Borrower pursuant to which, among other things, the Loan Agreement was amended to permit the Borrower to purchase all of the capital stock of Interocity Development Corporation and certain shares of common stock of Video Technics, Inc.;

(D) An amendment dated May 15, 2001 was signed by and between the Bank and the Borrower which, among other things, reduced the Revolving Credit Loans available under Loan Agreement, modified certain financial covenants contained in the Loan Agreement, and extended the term of the Revolving Credit Loans through March 31, 2003;

(E) An amendment dated August 6, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Section 6.1(b) of the Loan Agreement;

(F) An amendment dated November 30, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Sections 4.3(c), 6.1, and 10.4 of the Loan Agreement;

(G) An amendment dated December 26, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Sections 1, 2.1, 2.8, 2.9, 6.1, 7.1 and 8 of the Loan Agreement;

(H) An amendment dated September 25, 2002 was signed by and between the Bank and the Borrower which, among other things, modified Sections 1, 2.9 and 6.1(a) of the Loan Agreement;

(I) The Borrower and the Bank wish to further amend the Loan Agreement as set forth herein; and

(J) Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Loan Agreement. Reference to Sections and Subsections, unless otherwise indicated, are references to Sections and Subsections of the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements, set forth in this Amendment, and for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article 1 Amendment to the Loan Agreement.

Section 1.1 Incorporation By Reference.

This Amendment shall be deemed to be an amendment to the Loan Agreement and should not be construed in any way as a replacement or substitution therefor. All of the terms and provisions of this Amendment are hereby incorporated by reference into the Loan Agreement as if such terms and provisions were set forth in full therein.

Section 1.2 Definitions. Section 1 (Definitions) of the Loan Agreement is amended as follows:

(a) The definition of the term "Borrowing Base" is hereby amended to read in its entirety as follows:

"Borrowing Base" shall mean (1) the sum of: (a) 80% of the Borrower's Eligible Domestic Accounts Receivable from time to time outstanding less reserves with respect to such Accounts which the Bank may deem necessary in its sole discretion; (b) the lesser of (i) $750,000 or (ii) 80% of the Borrower's Eligible Foreign Accounts Receivable from time to time outstanding less the Deferred Revenue Reserve and less other reserves with respect to such Accounts which the Bank may deem necessary in its sole discretion; and (c) the lesser of (i) $1,616,000.00 or (ii) twenty-two percent (22%) of the value of the Borrower's Eligible Inventory from time to time on hand, provided, however, that in the event Borrower's accounts receivable suffer dilution of 15% percent or more, as determined by the Bank in its sole discretion, the Bank reserves the right to unilaterally alter the advance rate specified in (a) and (b) above, minus (2) at all times after all or any part of the outstanding principal balance of the 2003 Notes has been repaid, $250,000.

(b) A new definition of the term "Deferred Revenue Reserve" shall be added in its correct place alphabetically and shall read in its entirety as follows:

"Deferred Revenue Reserve" shall mean such reserves established by the Bank in its sole discretion related primarily to prepaid maintenance contracts, which reserve shall initially be in the amount of $195,000 and which is subject to change in the sole discretion of the Bank based on the results of the Bank's examination of the Borrower's books and records.

(c) The definition of the term Fixed Charge Ratio is hereby amended to read in its entirety as follows:

"Fixed Charge Ratio" shall mean the ratio of (i) EBITDA to the sum of cash interest and principal due and payable with respect to any Indebtedness of the Borrower, paid taxes and actual Capital Expenditures, each for the applicable period of determination. For the purposes of computing this ratio, (i) EBITDA shall be calculated on a quarterly basis for all test periods and (ii) commencing with the calculation for the test period ending in September 2004 and for all test periods thereafter, the denominator shall include the then entire outstanding principal balance of the 2004 Notes.

(d) A new definition of the term "Net Proceeds" shall be added in its correct place alphabetically and shall read in its entirety as follows:

"Net Proceeds" with respect to any event shall mean (a) the cash proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, (b) net of the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower to third parties in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower) and (iii) with respect to any asset that is subject to a lien and are also being transferred pursuant to such event, amounts owing to the applicable secured party to the extent such amount is required to be paid in order to release such lien on such asset in order to consummate such event.

(e) The definition of the term "Termination Date" is hereby amended by deleting the reference to "December 26, 2003" in its entirety and replacing it with "January 31, 2005."

(f) A new definition of the term "2003 Notes" shall be added in its correct place alphabetically and shall read in its entirety as follows:

"2003 Notes" shall mean those certain senior subordinated convertible promissory notes evidencing Indebtedness payable by the Borrower to certain of the holders of such notes, which notes mature on or around December 31, 2003.

(g) A new definition of the term "2004 Notes" shall be added in its correct place alphabetically and shall read in its entirety as follows:

"2004 Notes" shall mean those certain subordinated convertible debentures evidencing Indebtedness payable by the Borrower to certain of the holders of the debentures, which debentures mature on or around December 31, 2004.

Section 1.3 Amendment to Section 2.1

Section 2.1 of the Loan Agreement (Revolving Credit Commitment) is amended, by replacing the phrase "$5,275,000.00 less the then outstanding Term Loan Balance" with the amount $4,000,000.00". It is expressly agreed that the Commitment is reduced to this amount notwithstanding that the face amount of the Revolving Credit Note may reflect a higher amount.

Section 1.4 Amendment to Section 2.9

Section 2.9 of the Loan Agreement (Term Note) is hereby amended to read in its entirety as follows:

2.9 Term Note; Scheduled Payments; Excess Cash Flow Payments

(a) Scheduled Payments. The Term Loan made by the Bank to the Borrower pursuant to this Agreement is evidenced by a promissory note of the Borrower substantially in the form of Exhibit "A" to Amendment No. 6 to this Loan Agreement between the Bank and the Borrower dated as of December 26, 2001, with appropriate insertions (the "Term Note"). As of February 28, 2003 the Term Loan had an outstanding principal balance of $1,125,000. It is hereby agreed that such current outstanding principal balance of the Term Note, notwithstanding anything to the contrary contained in any Loan Document, shall be payable as follows: (i) on or before March 13, 2003, the sum of $100,000, (ii) on the last Business Day of each month beginning March 31, 2003 through and including August 31, 2003, the sum of $150,000 and (iii) on September 30, 2003 the then unpaid balance of the Term Note, together with all accrued and unpaid interest. The Term Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum equal to the Prime Rate plus 2% (which interest rate shall change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360 day year for actual days elapsed and shall be payable as provided in this Agreement. After any stated or accelerated maturity thereof, the Term Note shall bear interest at the rate set forth in this Agreement.

(b) Excess Cash Flow Payments. Together with the delivery of the financial statements pursuant to section 5.2(a) hereof, and in any event not later than 120 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending on December 31, 2002), twenty five percent (25%) of the Excess Cash Flow of the Borrower for the Fiscal Year then last ended shall be applied as a mandatory payment of principal of the then outstanding principal amount of the Term Loan.

(c) Sale Proceeds. In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary of the Borrower in respect of any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of any non-ordinary course property or asset of the Borrower or any Subsidiary of the Borrower, then, immediately after such Net Proceeds are received, 100% of such Net Proceeds shall be applied as a mandatory payment of principal of the then outstanding principal amount of the Term Loan.

(d) Application. Any partial prepayment of the Term Loan shall be applied to the last maturing installments in inverse order of their respective maturities.

Section 1.5 Amendment to Section 2.12(e)

A new Section 2.12(e) shall be added immediately after current Section 2.12(d) and shall read in its entirety as follows:

(e) Notwithstanding anything to the contrary contained in this Agreement, commencing March 31, 2003 and on the last day of each month thereafter until such time as both the Term Note and the Revolving Credit Note shall have been paid in full, the Borrower shall pay additional interest to the Bank in an amount equal to the positive difference, if any, between $12,500 and the amount of interest paid on account of the Loans for such month then ending. Notwithstanding the foregoing, if at any time both the Term Note and the Revolving Credit Note shall have been paid in full and within six (6) weeks from the first day of such full payment the Borrower has not terminated this Agreement and satisfied in full all of the Obligations, then, such minimum additional interest payment shall commence again for each month following the expiration of such six (6) week period.

Section 1.6 Amendment to Section 6.1

(a) Section 6.1(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

(a) Minimum Quarterly EBITDA. Maintain at all times for the fiscal quarter of the Borrower ending on the dates set forth below EBITDA in an amount not less than that set forth opposite each such date:
Quarter Ending	Minimum EBITDA
3/31/03	$136,000
6/30/03	$167,000
9/30/03	$261,000
12/31/03	$467,000
3/31/04	$142,000
6/30/04	$175,000
9/30/04	$274,000
12/31/04	$490,000

(b) Section 6.1(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

(b) Minimum Pledged Cash. Maintain at all times for cash and cash equivalents in an account at the Bank in an aggregate amount not less than $1,000,000 and ensure that the Bank at all times has a first priority perfected Lien therein.

(c) Section 6.1(c) of the Loan Agreement is hereby amended to read in its entirety as follows:

(c) Fixed Charge Ratio. Maintain as at the last day of each fiscal quarter set forth below a Fixed Charge Ratio in a proportion not less than that indicated opposite each such fiscal quarter:

Quarter Ending	Minimum Fixed Charge Ratio
3/31/03	.21 to 1.00
6/30/03	.26 to 1.00
9/30/03	.55 to 1.00
12/31/03	10.00 to 1.00
3/31/04	1.00 to 1.00
6/30/04	1.00 to 1.00
9/30/04	1.00 to 1.00
12/31/04	1.00 to 1.00

Section 1.7 Amendment to Section 9.2

Section 9.2 of the Loan Agreement is hereby amended by adding the following phrase to the end thereof immediately before the "period" contained at the end of such Section:

, and (iii) cash and cash equivalents maintained at the Bank in an aggregate amount not less than $1,000,000

Article 2 Conditions to Effectiveness of this Amendment.

The effectiveness of this Amendment and the obligations of the Bank hereunder shall be subject to the satisfaction of all of the following conditions, as determined by the Bank in its sole discretion:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished by the Borrower or any Subsidiary at any time under or in connection herewith shall be correct in all material respects.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(c) Guaranty. The Bank shall have received the acknowledgment of Pro-Bel Limited, as set forth at the end of this Amendment, that the guaranty of Pro-Bel Limited in favor of the Bank dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended hereby.

(d) Certificate of Incorporation/Good Standing. The Bank shall have received a Certificate of good standing for Borrower from the Secretary of State of the State of New York State and a copy of the Borrower's certificate of incorporation certified by the Secretary of State of the State of New York State.

(e) Investment Account. The Borrower shall have opened an investment account with the Bank, in which account there shall at all times be maintained cash and cash equivalents in an amount not less than $1,000,000 and the Borrower shall have executed all documentation requested by the Bank in order to grant the Bank a first priority perfected security interest in such account and the assets therein contained.

(f) Fees. The Borrower shall have paid (i) an administrative fee to the Bank in the amount of $50,000 and (ii) the Bank's attorneys' fees and expenses (including, without limitation, the fees of any paraprofessionals) in connection with the preparation and execution of this Amendment.

(g) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to the Bank and its counsel.

Article 3 Representations and Warranties.

Section 3.1 By the Borrower's execution and delivery of this Amendment, the Borrower hereby renews and remakes in favor of the Bank, as of the date hereof, all of the Borrower's representations, warranties and covenants made in the Loan Documents, with the same effect as if they were made on and as of the date of this Amendment, other than any such representation or warranty which specifically relates to a specified prior date.

Section 3.2 The Borrower hereby represents and warrants to the Bank that the execution, delivery and performance of this Amendment has been duly authorized by all necessary and proper action on the part of the Borrower, and the execution, delivery and performance by the Borrower of this Amendment (i) will not violate any provision of any applicable law or regulation or of any order, writ, judgment, injunction or decree of any governmental authority, (ii) will not violate any provisions of the certificate of incorporation or by-laws of the Borrower, and (iii) will not violate any provision of, or constitute a default under, or result in the creation or imposition of any lien on any asset of the Borrower (other than the liens in favor of the Bank) pursuant to any contract, agreement or other undertaking to which the Borrower is a party or which is binding upon the Borrower, or upon any of the Borrower's assets.

Article 5 Miscellaneous.

Section 5.1 All references in the Loan Agreement and in all of the Loan Documents to the Loan Agreement, shall be deemed to refer to the Loan Agreement as further amended hereby.

Section 5.2 The Loan Agreement and all of the other Loan Documents shall each be deemed amended, to the extent necessary, to give effect to the provisions of this Amendment.

Section 5.3 As specifically amended herein, the Loan Agreement and all of the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

Section 5.4 The Borrower hereby warrants and represents that as of the date hereof, there are no offsets, counterclaims or defenses to its obligations and agreements as they exist as of the date hereof, in each case with respect to the performance of terms the Borrower has been required to perform to date, or to the enforcement of the Bank's rights or remedies under the Loan Documents as they exist as of the date hereof and, if and to the extent any of the same exist, they are hereby waived in their entirety, it being acknowledged by each of the Borrower and the Guarantor that each of them has received good, valuable and sufficient consideration therefor.

Section 5.5 Subject to the provisions of the Loan Agreement, this Amendment shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

Section 5.6 Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction or prohibited or unenforceable as to any person or entity shall, as to such jurisdiction, person or entity, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions as against any other person or entity.

Section 5.7 This Amendment shall be governed, construed, enforced and interpreted according to the laws of the State of New York without giving effect to its conflicts or choice of laws provisions.

Section 5.8 This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 5.9 The Borrower and the Bank hereby irrevocably waive all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment, the Loan Agreement or the other Loan Documents.

Section 5.10 With regard to all dates and time periods set forth or referred to in this Amendment, time is of the essence.

Section 5.11 This Amendment supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

CHYRON CORPORATION

/s/ Michael Wellesley-Wesley

Name: Michael Wellesley-Wesley

Title: Chief Executive Officer

AMSOUTH BANK

/s/ Barry S. Renow

Name: Barry S. Renow

Title: Attorney-in-Fact

The Guarantor hereby acknowledges that its Guaranty dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended by the foregoing Amendment to the Loan Agreement, without any offset, defense or counterclaim.

PRO-BEL LIMITED PRO-BEL LIMITED

/s/ Michael Wellesley-Wesley

Name: Michael Wellesley-Wesley

Title: Director